Exhibit 99.1

	For:	J.Crew Group, Inc.

	Contact:	James Scully
FOR IMMEDIATE RELEASE		Chief Financial Officer
(212) 209-8040

Owen Blicksilver
Owen Blicksilver PR
(516) 742-5950

J.CREW REPORTS STRONG OPERATING INCOME

IMPROVEMENT IN SECOND QUARTER

NEW YORK (September 13, 2005) - J.Crew Group, Inc. announced today that its operating income for the thirteen weeks ended July 30, 2005 increased by 150% to $20 million, compared to $8 million in the comparable period last year. This increase was driven primarily by a 22% increase in revenues and higher gross margins.

Millard Drexler, Chairman and CEO, said, “We are pleased with our customer’s response to our continuing focus on quality, styling, and craftsmanship combined with our customer service initiatives.”

Consolidated revenues for the thirteen weeks ended July 30, 2005 increased 22% to $229 million from $188 million last year. Store sales (Retail and Factory stores) increased by 17% to $163 million, compared to $139 million last year. Comparable store sales increased by 15%. Direct sales (Internet and Catalog) increased by 35% to $58 million, as compared to $43 million last year.

Gross margin increased to 42% of revenues in the second quarter, compared to 39% last year. The increase was primarily attributable to lower markdowns in all sales channels.

Selling, general and administrative expenses during the quarter were $77 million, or 34% of revenues vs. $66 million or 35% in the prior year period.

Net income for the second quarter increased by $16 million to $2 million, compared to a net loss of $14 million in the prior year. This increase resulted from the $12 million increase in operating income and a $4 million decrease in interest expense as a result of debt refinancing in the fourth quarter of 2004.

Consolidated revenues for the twenty-six weeks ended July 30, 2005 were $440 million compared to $334 million last year, an increase of 32%. Store sales increased by 27% to $308 million from $243 million, as comparable store sales increased by 24%. Direct sales increased by 48% to $118 million from $80 million last year. Direct sales in the first half of 2004 were adversely impacted by reduced inventory levels.

Gross margin for the twenty-six weeks ended July 30, 2005 increased to 44% of revenues compared to 40% last year, resulting from a decrease in buying and occupancy costs as a percentage of revenues and lower markdowns across all channels.

Selling, general and administrative expenses for the twenty-six weeks ended July 30, 2005 increased to $150 million, or 34% of revenues, from $130 million, or 39% last year.

Operating income for the twenty-six week period was $43 million compared to $5 million last year, an improvement of $38 million. Net income for the first half of 2005 was $7 million, compared to a loss of $38 million last year.

Inventory at July 30, 2005 was $111 million, an increase of 18% over the prior year,. There were no outstanding borrowings under the Company’s working capital facility during the first half of 2004 or 2005.

Recent Development

On August 17, 2005, the Company filed a Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission relating to the proposed initial public offering of its common stock.

Second Quarter Conference Call

The Company will not hold a conference call regarding second quarter results.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of quality women’s and men’s apparel, shoes and accessories. The Company operates 156 retail stores, the J.Crew catalog business, j.crew.com and 44 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

J.Crew Group, Inc.

Summary of Operations

	Thirteen weeks ended		Twenty-six weeks ended
	7/31/04	7/30/05	7/31/04	7/30/05
	(Unaudited) ($ in millions)
Revenues	$188	$229	$334	$440
Cost of sales, including buying and occupancy costs	114	132	199	247

Gross profit	74	97	135	193
Selling, general and administrative expenses	66	77	130	150

Operating income	8	20	5	43
Interest expense	22	18	43	35
Income (loss) before income taxes	(14)	2	(38)	8
Income taxes	—	—	—	1

Net income (loss)	$(14)	$2	$(38)	$7

Summary of Revenues

Stores (Retail and Factory)	$139	$163	$243	$308
Direct (Internet and Catalog)	43	58	80	118
Other	6	8	11	14

Total	$188	$229	$334	$440

Comp store sales	12%	15%	9%	24%

Number of stores:
Retail	155	156
Factory	42	43

J.Crew Group, Inc.

Summary Balance Sheet Data

	At
	7/31/04	7/30/05
	(Unaudited) ($ in millions)
Assets
Cash	$35	$30
Inventories	94	111
Property and equipment, net	127	113
Other	37	45

Total	$293	$299

Liabilities and stockholders’ deficit
Current liabilities	$102	$126
Deferred credits	54	57
Long-term debt (includes current portion) (a)	556	603
Preferred stock	93	93
Stockholders’ deficit	(512)	(580)

Total	$293	$299

	Twenty-six weeks ended
	7/31/04	7/30/05
	(Unaudited) ($ in millions)
Other Data

EBITDA (b)	$23	$59
Cash interest paid	(10)	(15)
Changes in assets and liabilities	(21)	(31)

Cash provided by (used in) operations	(8)	13

Cash provided by (used in) financing activities	(1)	1

Capital expenditures	(6)	(8)

(Decrease) increase in cash	$(15)	$6

(a)	Redeemable preferred stock of $234 million and $284 million is included in long-term debt as of July 31, 2004 and July 30, 2005, respectively.
(b)	Earnings before interest, taxes, depreciation and amortization (EBITDA) should not be considered as an alternative to any measure of operating results as promulgated under generally accepted accounting principles, including operating income and net income. The Company uses EBITDA as a supplemental measure of cash flow. Management and investors often use EBITDA as a measure of a company’s ability to service its debt. Other companies may calculate EBITDA differently and therefore, our calculations are not necessarily comparable with similarly titled figures for other companies.